Exhibit 99.2

corrected transcript

Mac-Gray Corp.	TUC	Q2 2007 Earnings Call	Aug. 9, 2007
Company	Ticker	Event Type	Date

MANAGEMENT DISCUSSION SECTION

Operator:  Please stand by. Welcome to Mac-Gray Corporation’s Second Quarter 2007 Conference Call. Today’s call is being recorded and webcasted. With us today is our Chairman and Chief Executive Officer Stewart MacDonald and Chief Financial Officer Michael J. Shea. I will now turn the call over to Mr. Shea. Please go ahead, sir.

Michael J. Shea, Executive Vice President and Chief Financial Officer

Thank you very much and good morning everyone. Thanks for joining us in today’s call. Before we begin, please note that various remarks we may make on this conference call about the company’s future expectations, plans and prospects constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various factors, including those discussed in our annual and quarterly reports on file with the Securities and Exchange Commission. I would also like to remind you that we will be discussing non-GAAP financial measures, net income as adjusted, net income per share as adjusted, EBITDA and EBITDA as adjusted during our call. Please see the tables that follow our consolidated financial statements in today’s press release for a reconciliation of EBITDA to GAAP net income. Copy of the press release has been submitted as an exhibit to 8-K we will file with the SEC. Stewart?

Stewart Gray MacDonald, Jr. Chairman  and Chief Executive Officer

Thanks Mike, and thank you everyone for joining us on what is a very busy day. We issued two press releases this morning and I’ll start by talking about the company’s performance in the second quarter and the first half of the year. Overall, our results for the second quarter of 2007 were mixed. On the positive side, Product Sales were up 5% on an outstanding quarter in laundry equipment sales. Additionally, operating expenses improved nearly 6% year-over-year as we continue to tightly manage costs and EBITDA as adjusted for one-time items reached 13.4 million—increasing 6% over the same period in 2006. Along the same lines, our earnings per share and adjusted earnings per share rose dramatically as well.

On the other hand, we experienced some unusual softness in our core laundry facilities management business due to lower revenue year-over-year in a number of our southern and southwestern markets. This is the principal factor behind the flat revenue we reported in the quarter. As we noted in this morning’s press release, we believe the year-over-year revenue decline in some of our geographic markets was due to several housing market factors—primarily lower apartment occupancy rates and to a much smaller extent condo conversions and renovations which, of course, forced the temporary closing of laundry rooms.

While each urban market we serve across the country has a unique profile and a unique set of multi-housing characteristics, those items seem to be very much at work in several southern and southwestern markets.

The primary factor behind the year-over-year revenue decline in some of those markets is the apartment occupancy rates. For example, according to Real Fact, which is a data and analysis team for multi family communities, apartment occupancy in Tampa is down 3% from a year ago; in Orlando, down 5%; in Miami 2%. Overall, in the state of Florida the second quarter saw a drop of 3.3% in apartment occupancies from the same period a year ago.

Fewer people in apartments means less usage of our equipment in those buildings. And according to recent data compiled by another source, the Apartment Listing Network that examined the change in occupancy rates between May 2006 and May 2007 in the states of Arizona, Florida,

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Georgia and Texas, occupancy rates are down across the board in those geographies. During that 12-month period, apartment occupancy in the state of Arizona was down 2.7%; Florida down 3.8; Texas fared slightly better at 0.6%. However, in the Houston market where we have a very large presence, it was down 1.6%. Atlanta—another important southern market—saw its occupancy fall 1.3%.

The real state research that we use suggests that occupancy rates in these areas have slipped even while average monthly rental fees have increased, due to higher property taxes and insurance costs that force property owners to raise rents. These higher rents then tend to drive rent result and in the background, the historically high number of private homes that are for sale and are unoccupied has created a new shadow market of rental opportunities for apartment dwellers.

So, in total, while we were disappointed by our revenue results in some of those southern and southwestern markets, it is not a national issue, and we know from experience that those affected regions will rebound as the occupancy rates begin to pick up again. Many of our other markets have exhibited excellent growth and we are also quite pleased with small acquisitions that had been completed in recent quarters.

Turning to our Product Sales division, up 5% in the quarter and 15% year-to-date, it continues to be a star performer so far in 2007. Within commercial laundry equipment sales, we experienced a 39% increase and are now up 21% over the first six months of 2006. This success is directly attributable to two changes from a year ago. Our sales team is at full staffing level, and we have a new and more cooperative financing source that our prospects and customers can benefit from.

Sales in our MicroFridge division during the quarter were down about 14% from the second quarter in 2006. This decline was primarily attributable to the timing of business in our academic and government sectors.

As you may recall last quarter, we mentioned a few factors that could affect MicroFridge results going forward. And as expected, the demands on funding due to the ongoing conflict in the Middle East, compromised MicroFridge results as we experienced a slowdown in spending for military housing during the second quarter. But looking at MicroFridge’s year-to-date performance, sales are up 14% from the first half of 2006. Additionally, MicroFridge’s margins as a percentage of revenue also showed a modest improvement over the first six months of 2006. Going forward, that group will continue to focus on margin improvement; however, as we consistently remind our investors, just as with our commercial laundry equipment sales business, the nature of this business lends itself to quarterly variability, although the division is on track for a record year.

At the end of Mike’s comments he will revisit our revised outlook for the year, but as stated in this morning’s press release, we are increasing the revenue outlook for the Product Sales group.

Before turning it over to Mike to walk you through the details of the financial performance, I would also like to discuss the acquisition that we announced this morning—that being Hof Laundry Systems for a purchase price of $43 million. Hof cost represents a great opportunity for Mac-Gray to profitably expand our business in the mid-Atlantic region. Headquartered in-between Baltimore and Washington DC and with another office near Virginia Beach, Virginia, Hof is a leading regional laundry facilities management services and equipment provider. With nearly fifty years in business, Hof has an excellent reputation in the markets it serves, and their dedication to customer service aligns well with our core values. As noted in our news release, due to the companies stellar brand recognition in the markets it serves, they will continue to operate under the Hof name. In addition, we are pleased to welcome Hof’s President Daryle Bobb and his capable associates to the Mac-Gray Group. Daryl will serve as Vice President and General Manager for the region.

The acquisition of Hof Laundry Systems is a natural fit with our organization and further demonstrates our long-term and ongoing strategy to acquire companies that increase our density in

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existing markets or afford us a leadership position in a new market. The other six acquisitions that we have made in 2007 represent annualized revenue of $5 million. The Hof acquisition is by far the largest, with annualized revenue of approximately $27 million.

Looking ahead, we are cautiously optimistic about the second half of 2007. In our core laundry facilities management business, we are very excited about the further prospects for growth from the acquisition of Hof, and we expect the acquisition to be accretive to earnings in 2008. In addition, we are closely monitoring occupancy rates in those affected regions and are currently evaluating the steps that we can take to address their financial performance going forward.

Looking at Product Sales, we continue to expect typical quarterly variability. However, the double-digit growth and our margin improvements during the first six months of 2007 have paved the way for a record year in that segment.

With that, I’ll turn the call over to Mike for the financial review.

Michael J. Shea, Executive Vice President and Chief Financial Officer

Thank you Stewart. As Stewart mentioned, total revenue for the second quarter of 2007 was essentially flat at $69.2 million compared with $69 million for Q2 last year. On the bottom-line, net income for the second quarter was $768,000, or $0.06 per diluted share, compared with second-quarter 2006 net income of $409,000, or $0.03 per diluted share. To provide a clear comparison year-over-year we should exclude the effect of interest rate derivative instruments or swaps which is a non-operating item.

Second quarter ’07 net income included a pre-tax gain on the change in value of derivative instruments of $516,000. Second quarter ’06 net income included a pre-tax gain on the change in value of derivative instruments of $383,000. So, when you exclude the effect of these swaps from both periods, net income, as adjusted, for the second quarter of 2007 was $465,000, or $0.03 per diluted share, compared with net income, as adjusted, of a $180,000, or $0.01 per diluted share, for Q2 ’06.

As we have mentioned on previous calls, we have approximately $40 million of unused swaps with various expiration dates out to 2011. While these swaps can cause a non-cash effect that distorts our quarterly GAAP earnings, they provide us with some attractive favorable and locked-up interest rates for a number of years. These contracts have a blended rate of approximately 3% and helped us acquired Hof at a very low cost of money.

Q2 EBITDA, as adjusted, for the quarter was $13.4 million, a 5.7% increased from the $12.6 million we reported in Q2 ’06. We also have included a reconciliation of EBITDA to EBITDA, as adjusted, with our press release. As I do each quarter, let me define EBITDA as used in today’s call. For Mac-Gray, EBITDA simply represents Earnings Before Interest, Provision For Income Taxes, Depreciation and Amortization. EBITDA should not be considered alternative to net income as a measure of operating results or to total cash flows as measure of liquidity.

Revenue for our laundry facilities management business was essentially flat at $56 million. As Stewart mentioned earlier, this was primarily attributable to some softness in several of our southern and southwestern markets. Q2 revenue for the Product Sales division, which includes commercial laundry equipment sales, Maytag direct sales and MicroFridge product sales were up approximately 5% over Q2 ’06.

Year-to-date product sales have increased 15% over the first six months of ’06. Commercial laundry equipment sales were the principal force behind Q2 growth in this segment rising nearly

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39% over the second quarter of ’06 to $6.1 million. For the first six months of the year, commercial laundry equipment sales are up 21% from the first half of ’06.

Our MicroFridge business experienced a slow down over Q2 of ’06 decreasing approximately 14% year-over-year. As Stewart mentioned earlier, MicroFridge sales were hindered by the timing of business within our academic and government sectors. Year-to-date MicroFridge is up over 12% compared with the six months ended ’06. Total gross margins in that business also have improved over the first six months of ’06. Consolidated second quarter ’07 gross margin decreased year-over-year, primarily due to product mix as our Product Sales division generates lower overall margins in our core business.  Therefore, our consolidated gross margin in Q2 was 18.1% compared with consolidated gross margin of 18.6% in the same quarter of ’06.

Consolidated SG&A expenses in the second quarter of ’07 were 8.6 million, or 12.4% of revenue, compared with 9.1 million, or 13.2% of revenue in Q2 ’06. SG&A costs were down year-over-year as a result of several positive factors and trends including the first year of Sarbanes-Oxley being behind us, and successfully I may add, head counts and related payroll and employee benefit costs.

Our tax rate for the second quarter ’07 was 41%, compared with the second quarter of ’06 when our tax rate was approximately 40%.  Remember our cash taxes are a fraction of this since we use our depreciation effectively for tax purposes.

Net interest expense for the second quarter of ’07 was $3.1 million, down from $3.4 million in the second quarter of ’06. This 10% decrease is attributable primarily to the company’s ability to pay down bank debt. At the quarter ended June 30, ’07, our funded debt balance was $173 million. This is down from year-end ’06, when our funded debt balance was $176 million. If you look at our debt picture minus the funds used for acquisitions, we have lowered our funded debt by $8 million by the first half of this year. This pay down comes on top of the $11.3 million we have spent in capital expenditures.

Now turning to our outlook.  As stated in today’s press release, we are updating our full-year outlook. Based on current market conditions and now, adjusted to include the Hof acquisition for the remainder of ’07, and excluding any further acquisitions, we expect laundry facilities management revenue in the range of $240 to $250 million, up from a range of $230 to $250 million. Product Sales revenue in the range of $45 to $50 million, up from a range of $43 to $47 million. Lastly we anticipate capital expenditures in the range of $30 to $34 million, up from a range of $29 to $33 million, which includes laundry facilities management contract incentives paid.

Stewart and I would now like to answer any questions you may have.

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QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions]. And we will take our first question today from Brent Miley from Rutabaga Capital.

<Q – Brent Miley>: Hi good morning I had a couple of questions if I could? I was wondering if you can give us a little details on the Hof acquisition kind of, why it hit the market and whether this was kind of negotiated deal in auction, how sort of—how that fits into your current system, how much overlap there is? And then I am going to follow after than.

<A – Stewart MacDonald Jr>: Good morning Brent, this is Stewart. There was no auction. The seller had the clear opportunity to conduct, one they were adamant in deciding that they did not want that. So we were really the only player they were interested in talking with, they had considered re-capitalizing the company for quite sometime. But they were looking for, I think, private equity as an option earlier but once they realized that a strategic buyer could do things for their employees, and just as importantly, for their clients and customers, they decided that Mac-Gray was the only player they wanted to talk to. So, I hope that answered that question.

In terms of what it does for some of that market, Hof was the second largest player in that Baltimore Washington market behind Coinmach we were a distant third and so this really dramatically multiplies our presence in that market and makes us operationally just more effective in that whole Baltimore, Washington and Virginia corridor.

<Q – Brent Miley>: Okay great. And then you mentioned also that you guys were going to try to do something to hopefully I guess combat some of the weakness in the apartment markets that you talked about. What do you have—what kind of things can do incremental small price increases or what can you do to kind of stem some of the negative revenue leverage there?

<A>: You have learned our business model well. Absolutely, as you know, we have a regular vend price program that runs on automatic pilot, and what happens when you get the sensitive markets, I mean the big ones—Tampa for instance—it really, at the local level, the vend price program gets down to local knowledge where the people on the ground – our operational and our sales personnel – will receive an automatic instruction to increase vend to the given property. If they know, for instance, that that property is already suffering on the vacancy level they have the right to alter that vend pricing, including even canceling it, or they can say, “no we can get more than that.” So vend pricing is a company wide program that really has a lot of local granularity to it, and we can watch it very, very carefully at the local level. The other thing we do on a normal basis, but in a situation such as this it comes in to more heightened contrast, is that every deal whether it’s a new deal—I mean a new location or renegotiated contract—goes through a very thorough capital review process. And we have the ability, and have to now, in some of these markets look for higher returns factoring the vacancy factor into it before we deploy capital in to a building that might be suffering record high vacancy rates. So, it really does have a lot of granularity at the local level.

<Q – Brent Miley>: Okay. Just to get back to Hof for one moment. How are they on technology in terms of how much was sort of coin operated versus card operated. Can you give us a little feel for where they were on the technology front?

<A>: I am embarrassed because I don’t have that percentage on the tip of my fingers but they are better than most. You have heard me say in the past that most of the players in this industry are technology adverse. That does not apply to these guys. They really fully understand the benefits of card systems and bring new technological innovations to their residence properties.

<Q>: Okay. And do they tend to be more, say commercial provider, or do they have also some the universities etcetera?

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<A>: No they have no university presence. It’s all multi-housing.

<Q>: Okay, all right very good. Thank you.

<A>: Sure Brent.

Operator:  [Operator Instructions] And at this time there are no further questions in the queue. I will now turn the conference back over to Mr. Shea for any additional or closing remarks.

Stewart Gray MacDonald,Jr Chairman  and Chief Executive Officer

Mr. MacDonald.  Anyway, thanks to everyone who did join us this morning in the middle of your summer. We look forward to speaking with all of you again this fall when we have our third-quarter 2007 conference call. Have a good day.

Operator:  And that concludes today’s conference call. Thank you. And you may now disconnect.

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